Exhibit 99.1

Investor Contact:	Press Contact:

Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of $0.21 per Share,

Announces March 31, 2015 Quarterly Financial Results

New York, New York, April 30, 2015 - BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share, payable on July 2, 2015 to stockholders of record as of June 18, 2015.

Financial Highlights

Operating Results for the Quarter Ended March 31, 2015:

Net investment income per share: $0.20

Distributions declared per share: $0.21

Basic earnings per share: $0.30

Net asset value per share: $10.58

Net investment income: $14.6 million

Net realized and unrealized gains: $8.0 million

Net increase in net assets from operations: $22.7 million

Net investment income per share, as adjusted1: $0.21

Net investment income, as adjusted1: $15.7 million

Basic earnings per share, as adjusted1: $0.32

Net increase in net assets from operations, as adjusted1: $23.7 million

Highlight Transactions

•	We provided $25.0 million of an $80.0 million incremental second lien term loan to Foundation Building Materials, LLC (“Foundation”). This loan was priced at LIBOR + 11.0%, with a 1.0% floor and issued at 99.0% of par for an underwritten return in this transaction of 12.3% to maturity. Foundation is the third largest distributor of drywall, steel studs, stucco and other related building products to commercial and residential contractors.

•	We sold our investment in M&M Tradition Holdings Corp. (“M&M”) to MiTek Holdings, Inc., a subsidiary of Berkshire Hathaway. Our 11.5% common equity ownership generated net proceeds of approximately $14.3 million, inclusive of $0.6 million to be held in escrow. This resulted in a $9.3 million realized gain, and represented a further increase of $0.8 million above our mark for this investment at year end. Inclusive of escrow proceeds, our IRR on this investment is 18.1%.

•	We sold our $5.0 million equity investment in Marquette Transportation Company Holdings, LLC (“Marquette”). Total proceeds of $9.9 million, inclusive of $0.6 million to be held in escrow, resulted in a $4.9 million realized gain and represented a further increase of $1.1 million above our mark for this investment at year end. Inclusive of escrow proceeds, our IRR on this investment is 9.1%.

•	We received early repayment of our $20.4 million par subordinated loan to The Pay-O-Matic Corp., the #1 check cashing service provider in the state of New York. We are pleased that our IRR on this investment is 14.7%.

•	On March 6, 2015, BlackRock Advisors, LLC (“BlackRock Advisors”), a wholly owned indirect subsidiary of BlackRock, Inc. (“BlackRock”), and BlackRock Kelso Capital Advisors LLC (“BKCA”), the previous advisor to the Company, consummated a transaction pursuant to which BlackRock Advisors acquired certain assets related to managing the Company from BKCA (the “Transaction”). In connection with the Transaction, the Company entered into a new investment management agreement (the “New Agreement”)

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.

with BlackRock Advisors. The New Agreement was approved by the Company’s stockholders at a special meeting held on February 18, 2015. Also approved was a new management and incentive fee structure that will become effective on the second anniversary of the closing of the Transaction.

Also effective March 6, 2015, James R. Maher and Michael B. Lazar stepped down from their roles with the Company. Mr. Maher, who served as the Company’s Chairman and Chief Executive Officer, will remain on the Board of Directors (the “Board”) and is currently serving as a senior advisor to BlackRock Advisors to assist in the transition of the business. Mr. Lazar, who served as the Chief Operating Officer of the Company and as a member of the Board, has also agreed to serve as an advisor to BlackRock Advisors in transitioning the business, and is currently advising on portfolio responsibilities and business operations. Mr. Lazar stepped down from the Board effective as of the closing date. On the closing date the Board appointed Steven Sterling, Managing Director and head of BlackRock’s Global Capital Markets Group, as Chief Executive Officer and Chairman of the Board.

Portfolio and Investment Activity

(dollar amounts in millions)

	Three months ended March 31, 2015	Three months ended March 31, 2014
Commitments	$46.3	$63.0
Investment exits	74.9	188.0
Number of portfolio company investments at the end of period	45	46
Weighted average (“WA”) yield of debt and income producing equity securities, at cost	11.5%	12.0%
WA yield of senior secured loans, at cost	11.1%	11.4%
WA yield of other debt securities, at cost	12.7%	12.9%

Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$30.5	$25.8

•	The portion of our portfolio invested in unsecured or subordinated debt securities decreased 3% to 15% during the quarter, while the portion of our portfolio invested in senior secured loans and cash and cash equivalents increased 1% and 3%, respectively. During the quarter, the sales of our equity interests in M&M and Marquette were partially offset by continued net appreciation in our existing equity investments, resulting in a modest 1% decline in our equity portfolio to 20% at quarter end. Our portfolio composition of senior secured loans over the last twelve months increased by 9% to 53% at March 31, 2015, resulting in a 50 basis point decrease in our total portfolio yield over the respective period ends.

•	At March 31, 2015, our $1.3 billion investment portfolio at fair value and our $30.5 million average portfolio company investment at amortized cost are both at their highest levels since inception. Our $10.58 net asset value per share is the highest it has been in approximately seven years.

•	We continue to have no investments on non-accrual, and our average investment rating was 1.32 as compared to 1.27 for the prior quarter. Our blended IRR on all exits during the quarter was in excess of 14%, and we were able to successfully exit two equity positions during the quarter at rates of return that were accretive to our overall portfolio returns.

•	Net unrealized appreciation decreased $0.3 million during the current quarter, bringing total balance sheet unrealized appreciation to $120.0 million. The decrease was due primarily to the reversal of unrealized appreciation on investment dispositions during the quarter, partially offset by $7.5 million of continued net appreciation on our existing portfolio. Taken in conjunction with $8.3 million of realized gains during the period, our net realized and unrealized gains of $8.0 million helped to drive our net asset value per share up $0.09 for the quarter to $10.58 per share at March 31, 2015. This was more than a 10% increase over our $9.59 net asset value per share on a year over year basis.

•	Fee income earned on capital structuring, commitment, administration and amendments, as well as prepayment penalties during the current quarter totaled $0.2 million, as compared to $0.9 million of fee income earned for the first quarter of 2014. Removing fee income, our remaining investment income increased approximately 8.0% from $28.5 million last quarter to $30.7 million for the current quarter.

•	Incentive management fees for the quarter were $1.4 million, or $0.02 per share, consisting primarily of $1.4 million of incentive management fees based on gains. The incentive management fees based on gains were driven by a $6.8 million increase in net realized and unrealized gains for the three month measurement period ending March 31, 2015 over a net $137.7 million as of last quarter end. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive; however, the resulting fee accrual is not due and payable until June 30, if at all. Furthermore, incentive management fees based on income were minimal for the first quarter of 2015. Pro-forma incentive management fees earned during the quarter were $0.3 million, had they been accrued ratably throughout the year, consistent with $0.3 million of pro-forma fees for the first quarter of 2014.

•	Our leverage, net of available cash and receivables for investments sold, stood at 0.53 times at quarter end, providing us with available debt capacity under our asset coverage requirements of $313.9 million and $231.8 million available under our senior secured, revolving credit facility.

•	As compared to last year, our weighted average cost of debt decreased 27 basis points to 4.95%. Our average debt outstanding increased from $410.0 million to $460.5 million, resulting in a 4.3% increase in total borrowing costs for the current quarter as compared to last year’s quarterly average.

•	Our net investment income, as adjusted, was $0.21 per share, relative to distributions declared of $0.21 per share, resulting in net investment income dividend coverage of 100% for the quarter. Realized gains during the quarter provided another $0.11 per share of earnings with no accompanying distribution requirement, resulting in $0.32 per share of combined net investment income and realized gains, for dividend coverage of 153%. We continue to redeploy proceeds from equity sales into income producing assets, and our run rate net investment income, pre-incentive fee, excluding any fee income, is $0.21 per share on a pro-forma basis as of quarter end, consistent with our quarterly distribution.

•	Pursuant to our share repurchase plan, we may repurchase up to 5.0% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions, however, no purchases were made on the open market during the quarter. Since inception of our repurchase plan we have purchased 1,758,615 shares of our common stock on the open market for $12.3 million, including brokerage commissions. 998,035 shares remain authorized for repurchase.

•	Tax characteristics of all 2014 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2014 tax distributions of $0.94 per share were comprised of ordinary income of $0.68 per share and a $0.26 per share return of capital, bringing our return of capital distributions since inception to $1.96 per share. For more information on our GAAP distributions, please refer to the Section 19 Notice that will be posted within the Distribution History section of our website.

•	We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements necessary to maintain our qualification as a Regulated Investment Company. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2014.

Liquidity and Capital Resources

At March 31, 2015, we had approximately $45.3 million in cash and cash equivalents, $472.3 million in debt outstanding and, subject to leverage and borrowing base restrictions, $277.1 million of net cash and availability under our amended and restated revolving credit facility, which matures in March 2019. Relative to our $1.3 billion investment portfolio at fair value at March 31, 2015, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At March 31, 2015, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 266% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of all or part of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds is expected to be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Conference Call

BlackRock Capital Investment will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, April 30, 2015 to discuss its first quarter 2015 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Capital Investment Conference Call (ID Number 18845992). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, April 30, 2015 and ending at midnight on Thursday, May 7, 2015. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 18845992.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $803,415,960 and $813,962,545)	$820,890,650	$832,237,704
Non-controlled, affiliated investments (cost of $85,567,927 and $91,936,084)	200,593,376	211,155,607
Controlled investments (cost of $225,233,723 and $228,402,329)	214,152,290	214,323,427

Total investments at fair value (cost of $1,114,217,610 and $1,134,300,958)	1,235,636,316	1,257,716,738
Cash and cash equivalents	45,335,615	10,326,174
Receivable for investments sold	11,606,438	10,360,202
Interest receivable	17,798,411	13,419,032
Prepaid expenses and other assets	8,532,500	10,233,677

Total Assets	$1,318,909,280	$1,302,055,823

Liabilities
Debt	$472,288,395	$448,227,689
Interest payable	3,432,834	7,918,429
Distributions payable	15,681,195	15,655,007
Base management fees payable	6,370,630	5,749,219
Incentive management fees payable	28,912,677	37,507,592
Accrued administrative services	157,595	241,500
Other accrued expenses and payables	2,160,963	4,797,219

Total Liabilities	529,004,289	520,096,655

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,430,935 and 76,306,237 issued and 74,672,320 and 74,547,622 outstanding	76,431	76,306
Paid-in capital in excess of par	880,931,189	879,959,915
Distributions in excess of taxable net investment income	(16,733,543)	(15,675,925)
Accumulated net realized loss	(182,080,574)	(190,427,433)
Net unrealized appreciation (depreciation)	119,995,473	120,310,290
Treasury stock at cost, 1,758,615 and 1,758,615 shares held	(12,283,985)	(12,283,985)

Total Net Assets	789,904,991	781,959,168

Total Liabilities and Net Assets	$1,318,909,280	$1,302,055,823

Net Asset Value Per Share	$10.58	$10.49

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended March 31, 2015	Three months ended March 31, 2014
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$23,325,856	$24,088,064
Non-controlled, affiliated investments	1,578,568	1,102,012
Controlled investments	4,688,530	2,907,216

Total interest income	29,592,954	28,097,292
Fee income:
Non-controlled, non-affiliated investments	73,727	807,500
Non-controlled, affiliated investments	—	—
Controlled investments	150,683	100,000

Total fee income	224,410	907,500

Dividend income:
Non-controlled, non-affiliated investments	201,612	34,675
Non-controlled, affiliated investments	402,679	527,411
Controlled investments	497,757	—

Total dividend income	1,102,048	562,086

Total investment income	30,919,412	29,566,878

Expenses:
Base management fees	6,370,630	6,160,619
Interest and credit facility fees	5,857,620	6,001,208
Incentive management fees	1,377,907	3,459,865
Administrative services	731,697	155,460
Amortization of debt issuance costs	513,357	544,599
Professional fees	438,641	727,601
Investment advisor expenses	202,307	532,806
Director fees	173,500	173,500
Other	630,176	717,025

Total expenses	16,295,835	18,472,683

Net Investment Income	14,623,577	11,094,195

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	5,437,850	33,827,245
Non-controlled, affiliated investments	9,286,910	—
Controlled investments	(6,377,901)	—
Foreign currency	—	—

Net realized gain (loss)	8,346,859	33,827,245

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	1,547,571	(25,340,019)
Non-controlled, affiliated investments	(4,194,074)	2,675,149
Controlled investments	2,997,469	965,651
Foreign currency translation	(665,783)	(305,702)

Net change in unrealized appreciation or depreciation	(314,817)	(22,004,921)

Net realized and unrealized gain (loss)	8,032,042	11,822,324

Net Increase in Net Assets Resulting from Operations	$22,655,619	$22,916,519

Net Investment Income Per Share – basic	$0.20	$0.15

Earnings Per Share – basic	$0.30	$0.31

Weighted-Average Shares Outstanding – basic	74,664,007	74,517,547

Net Investment Income Per Share – diluted	$0.19	$0.15

Earnings Per Share – diluted	$0.29	$0.29

Weighted-Average Shares Outstanding – diluted	84,560,734	84,414,275

Distributions Declared Per Share	$0.21	$0.26

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2015	Three months ended March 31, 2014
GAAP Basis:
Net Investment Income	$14,623,577	$11,094,195
Net Investment Income per share	0.20	0.15

Addback: GAAP incentive management fee expense based on Gains	1,366,846	3,459,865
Addback: GAAP incentive management fee expense based on Income	11,061	—

Pre-Incentive Fee[2]:
Net Investment Income	$16,001,484	$14,554,060
Net Investment Income per share	0.21	0.20

Less: Incremental incentive management fee expense based on Income	288,268	277,207

As Adjusted[1]:
Net Investment Income	$15,713,216	$14,276,853
Net Investment Income per share	0.21	0.19

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on each trailing four-fiscal quarter period, applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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